Exhibit 10.1

AMENDMENT TO

THE CONSOLIDATED EDISON

RETIREMENT PLAN

Exception to Suspension of Benefits

Effective July 1, 2012

Whereas, pursuant to the authority delegated by the Board of Trustees to the Plan Administrator, as set forth in Article VII, Administration of the Plan, Section 7.02(b)(3), the Plan Administrator has the authority to adopt certain amendments to The Consolidated Edison Retirement Plan (Retirement Plan) which are necessary or desirable for uniform or efficient administration and, which, in all cases, neither materially nor significantly increase the Employer’s or the Company’s obligations, and

Whereas, the Plan Administrator has determined that it is desirable to amend the Retirement Plan to carve out a limited and objective exception to the Suspension of Benefits rule, in furtherance of efficient administration, and has determined that the amendment neither materially nor significantly increases the Employer’s or the Company’s obligations. The exception to the application of the Suspension of Benefits Rule will apply, beginning July 1, 2012, solely to persons who are in pay status under the Retirement Plan for each month during which they provide services during unforeseen or unpredictable work related emergencies of limited duration, such as weather emergencies, work stoppages, and leaves of absences of key experienced instructors at the Learning Center, and only for the time period in which those persons are providing those services,

Now, therefore, The Retirement Plan is amended as set forth below:

Amendments to

The Consolidated Edison Retirement Plan

1.	Article III, Service, is amended by adding a new Section 3.04, immediately following Section 3.03, to read as follows:

3.04    Suspension of Benefit Exception for Certain Persons Who Are in Pay Status under the Retirement Plan and Who Provide Temporary Emergency Services

(a)	In General: This Section 3.04 provides a very limited exception to the general suspension of benefit rule; that is, the general rule that a Participant who is providing services for the Company, an Employer, or an Affiliate will have his or her Pension Allowance suspended for each month in which he or she works 40 or more hours.

(b)	Effective July 1, 2012: Notwithstanding the general suspension of benefits rule set forth in Section 3.03, a Participant shall not have his or her Pension Allowance suspended for any month during which he or she is providing Temporary Emergency Services (as defined in (c) below) to the Company, an Employer, or an Affiliate regardless of the number of hours of service he or she renders in that month.

(c)	Temporary Emergency Services means services performed by an Employee or an individual, on a limited and infrequent basis that result from the Company’s, Employer’s or Affiliate’s need to have additional workers because of one or more of the following Temporary Emergency situations:

i.	an impending or actual work stoppage, lock-out, strike, or similar action by a labor organization representing employees of the Company, Employer or Affiliate; or

ii.	a storm emergency, heat event, or similar weather-related condition that significantly impacts the Company’s, the Employer’s or the Affiliate’s ability to provide utility service to its customers, or

iii.	an unforeseen or unanticipated absence of a key experienced instructor at the Learning Center of up to, but not to exceed six months.

(d)	The exception in this Section 3.04 shall cease to apply as of the end of the month in which the Temporary Emergency Services are no longer needed.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 30th day of June 2012

/s/ Mary Adamo
Plan Administrator and
Vice President – Human Resources
Consolidated Edison Company of New York, Inc.